EXHIBIT 10.12
INNOTRAC CORPORATION

MASTER SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is made this 7th day of October, 2005 (the “Agreement Date”) by and between the following parties:

“Innotrac”:	Innotrac Corporation, a Georgia corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097-4916
Attn:Suzanne Vesper
Fax:678-475-5884
Phone:678-584-4234
Email:svesper@innotrac.com

and

“Client”:	AeroGrow International, Inc.
900 28th Street, Suite 201
Boulder, Colorado 80303
Attn: Randy Seffren
Fax: 303-444-0406
Phone: 303-444-7755
Email: randy@aerogrow.com

for Services (defined below) for a duration of three (3) years from the date of the first shipment to a bona fide customer in the regular course of business (the “Go Live” date). These first three years will be known as the “Initial Term.”

RECITALS

A.    Innotrac is a provider of fulfillment, customer care and technology services from various locations in the United States;

B.    Client desires to purchase, and Innotrac desires to furnish, certain of Innotrac’s services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the adequacy and receipt of all such consideration being hereby acknowledged, the parties hereto agree as follows:

Article I
Services and Prices

Section 1.1. Scope of Services.

Commencing on the Agreement Date, Innotrac agrees to provide to Client those services commercially reasonable and necessary to fulfill the client’s requirements (the “Services”) more fully described in Exhibits A & B.  Innotrac promises to work with due diligence commencing on the Agreement Date to complete a document (a “Statement of Work”) outlining the scope of work and describing the particular additional services to be purchased by Client and provided by Innotrac, together with final information on pricing, and time lines for design, development and delivery, as applicable, and will be added as Exhibit A to the Agreement upon signature by both Client and Innotrac.  By signing this Agreement, Client agrees to pay for the Services furnished by Innotrac at the rates set forth in Exhibit B. Client promises to provide Innotrac with information and assistance as required to complete the Statement of Work.  When the parties execute the Statement of Work, and it has been identified to this Agreement, it shall become part of this Agreement, and subject to the terms hereof, and the additional services and/or products described in the Statement of Work shall thereafter be included in the Services as defined in this Agreement.

Section 1.2.  Prices.

(a) Client agrees to pay for the fulfillment Services furnished by Innotrac at the rates set forth in the Exhibit B. with Services described in Exhibit A. Subject to Sections 1.2(b) and 1.2(c) below with regard to the amount of a Price increase, Innotrac will not increase the Prices the first twelve (12) months after the Go Live date. Innotrac may not increase the Prices more than once every twelve (12) months. Innotrac will provide Client with written notice of such increase in Prices (an “Adjustment Notice”) at least ninety (90) calendar days prior to the commencement of the twelve (12) month period for which such increase in Prices shall be effective. Any new service and/or change to services described in Exhibits A and B will be priced and agreed to by both parties and pricing for the new service will be effective at the time that any necessary addendums to Exhibits A and B are executed by both parties.

(b) Innotrac shall not increase the Prices by more than the lesser of (i) five percent (5%) or, (ii) the increase in CPI-W for each Adjustment Notice. For purposes of this Agreement, “CPI-W” shall mean the official Consumer Price Index for Urban Wage Earners and Clerical Worker, U.S. City Average, All Items 1982-84 (U.S. Department of Labor).

(c) Notwithstanding anything to the contrary contained herein, Innotrac may increase Prices for postage, freight, shipping services, or telephone service upon prior written notice Client. In the event that Innotrac’s third party vendors increase Prices to Innotrac, notice of such price increase will be provided to Client immediately following notice given to Innotrac and will be effective at the time the increase is imposed upon Innotrac. Such increases will be limited to increases provided to Innotrac by third-party vendors and providers. Innotrac will provide Client with written documentation of such increases. Such increases will be passed on to Client at cost, which may include administrative fees from such third-party vendors. Innotrac shall provide prior written notice to Client of such third party vendor increases. If the revised third party vendor prices are unacceptable to Client, Client shall stipulate to Innotrac, in writing, an alternate third party vendor source to be used for Client. Additionally, in the event Innotrac receives any price decrease from a third party vendor providing postage, freight, other shipping services, or telephone service, for Client’s account, Innotrac shall pass the amount of such decrease to Client.

Article II
Innotrac’s Representations and Responsibilities

Section 2.1. Corporate Power and Authority.

Innotrac represents that it is a corporation duly organized and existing under the laws of the State of Georgia with lawful power and authority to enter into this Agreement. This Agreement shall not be binding on Innotrac unless it is executed by an Innotrac corporate officer having full power and authority to bind Innotrac.

Section 2.2. Performance.

Innotrac will perform the Services in accordance with the terms of this Agreement, subject to Client’s compliance with all of its precedent obligations hereunder. If Innotrac causes an error in the course of its performance of the Services, then Innotrac will correct such error at its expense, not to exceed the aggregate amount of the fulfillment fee that Innotrac charged for the deficiently performed Service plus freight. This limitation applies to all errors in the aggregate. Notwithstanding the foregoing, Innotrac shall not be responsible for any loss, damage, cost or expense to Client or to any purchaser or recipient of Products that result from any delay by Innotrac in performing or any failure to perform any of its obligation hereunder if such delay or failure to perform results directly or indirectly from the failure by Client or its representatives or suppliers to provide to Innotrac all or any of the following: (i) sufficient quantities of Product to meet order and shipping demand in a timely manner; (ii) Products of proper quality that are free of defects; (iii) Products with proper packaging; (iv) timely, complete and accurate order and shipping information; (v) sufficient time to allow for changes in procedure, product packaging or changes to Services requirements; (vi) timely approvals and consents.

Section 2.3. Lost Goods.

If any of Client’s Products are lost, damaged and/or destroyed as a result of Innotrac’s negligent acts or omissions, beyond .5% (the “Shrinkage Allowance”), of the value of the Products, calculated on an annual basis, based on Client’s actual cost of such Products, Client agrees that, as its sole remedy, Innotrac shall reimburse Client for the actual replacement cost to Client for such excess lost, damaged and/or destroyed Products above the Shrinkage Allowance, together with the freight costs to Innotrac’s fulfillment center. Inventory accuracy is calculated based on number of units in stock at the beginning of the year, additions for receipts, subtraction for shipments and any cycle count or reconciliation adjustments, then compared to actual number of units in stock at the time of the physical count.

Section 2.4. Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, INNOTRAC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO SERVICES OR THE PRODUCTS, AND ANY AND ALL WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED. INNOTRAC SHALL NOT BE LIABLE TO CLIENT OR ANY OTHER THIRD PARTY FOR DAMAGE OR INJURIES ON ACCOUNT OF DEFECTS IN ANY OF THE PRODUCTS, OR ON ACCOUNT OF DAMAGE OR INJURIES RESULTING IN WHOLE OR IN PART FROM PRODUCT USE OR MISUSE.

Section 2.5. Limitation of Liability.

INNOTRAC’S LIABILITY FOR CLAIMS ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY CLIENT ALLOCABLE TO THE SERVICES INVOLVED IN THE CLAIM FOR THE THREE (3) MONTHS PRECEDING THE EVENT OR EVENTS FIRST GIVING RISE TO SUCH CLAIM. IN NO EVENT SHALL INNOTRAC BE LIABLE TO CLIENT FOR ANY CONTINGENT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXTRA-CONTRACTUAL OR EXEMPLARY OR PUNITIVE DAMAGES, OR FOR DAMAGES FOR LOST SALES OR PROFITS OR COST OF COVER, REGARDLESS OF WHETHER INNOTRAC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS ABOVE APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY (INCLUDING STRICT LIABILITY).

Article III
Client’s Representations and Responsibilities

Section 3.1. Corporate Power and Authority.

Client represents that it is a business entity duly organized and existing under the laws of the State of Nevada, with lawful power and authority to enter into this Agreement. Client is duly qualified and in good standing and is authorized to do business in each jurisdiction where such qualification is required. The individual executing this Agreement on behalf of the Client has full power and authority to bind Client.

Section 3.2. Payment Obligation.

Client agrees to pay Innotrac as follows:

(a)     Payment for Services

(i)     Client agrees to pay Innotrac for Services provided hereunder in accordance with the Prices set forth In the Statement of Work (subject to revision in accordance with Section 1.2 above). Innotrac shall prepare invoices to Client on the first and fifteenth day of each month to be sent within five (5) business days. Client shall make payment of the undisputed portion of each invoice within thirty (30) calendar days of the date of the invoice. If Client does not pay any undisputed portion of an invoice within said 30 day period, (1) Innotrac may, upon 30 calendar days’ written notice, discontinue providing all or any Services until payment of the undisputed portion of the invoice is made in full, and (2) Client shall pay Innotrac interest on all unpaid undisputed portions at the rate of 1.5% per month or the maximum amount allowed by law.

(ii)     Notwithstanding anything to the contrary contained herein, upon termination of this Agreement for any reason, Client shall remain fully responsible for payment of all outstanding invoices, including any disputed amounts, as well as invoices not yet prepared respecting Services furnished prior to the date of termination.

(iii)     In the event of a dispute over any invoice, Client shall pay the undisputed portion of the invoice and notify Innotrac in writing within twenty (20) calendar days of receipt of invoice and provide back-up material to support dispute. Client shall use commercial reasonability in reviewing and disputing charges. The parties shall attempt to resolve such dispute through good faith negotiations within a timely manner, without prejudice to any of their rights or remedies under this Agreement or applicable law.

(iv)     If at any time Client has an outstanding balance in excess of twenty-thousand dollars ($20,000.00), Innotrac may, with seven days written notice, immediately discontinue providing all or any Services until payment of the excess balance is made in full.

(b)     Expenses. Client shall be solely responsible for payment of all costs and expenses set forth in Exhibit B or that Innotrac otherwise incurs on behalf of Client that are not specifically set forth in Exhibit B, other than expenses payable by Innotrac under Sections 2.2 and 2.3 above. Such costs and expenses may include, but are not limited to, facsimile charges, postage, express delivery service used to transmit labels, listings and reports to Client, taxes, and import duties. Such costs and expenses will reflect reasonable and customary rates. Where possible, Innotrac shall obtain Client’s written approval in advance for such costs and expenses.

(c)     Freight Deposit. Client shall pay a freight deposit (the “Freight Deposit”) to Innotrac in an amount equal to the freight expenses for one month, as estimated by the Forecast (defined in Section 3.4) provided by Client and the average outbound freight cost per shipment, as security for Client’s payment obligations hereunder. Innotrac reserves the right to request an additional Freight Deposit should Client’s freight expenses exceed the initial Freight Deposit. If Client defaults in any of its payment obligations hereunder, and such default continues beyond the applicable notice and cure period, then Innotrac may use all or part of the Freight Deposit for the payment of outstanding amounts to Innotrac. If Innotrac uses such Freight Deposit as provided herein, then Client shall restore the Freight Deposit to its original amount within fifteen (15) days after written demand from Innotrac. The Freight Deposit is not a limitation on any of Innotrac’s rights and remedies hereunder or at law, or liquidated damages, or an advance payment of expenses. Client shall not be entitled to any interest on any amounts held by Innotrac as the Freight Deposit. Following the termination of this Agreement, Innotrac shall refund to Client any Freight Deposit not used by Innotrac as provided herein.

Section 3.3. Product Supply.

Client shall be solely responsible for acquiring and delivering to Innotrac an inventory of Products sufficient in quantity to meet order demand, and all such Products shall be free of defects. Client shall ship Products to Innotrac in a timely manner and in quantities sufficient to allow Innotrac to fill orders as customer and order demand dictates. If a Product shortage exceeds thirty (30) days, Client shall be solely responsible for any and all additional expenses incurred by Innotrac to notify customers (as may be required by regulations of the Federal Trade Commission or otherwise by law) regarding delayed orders. Should any Federal Trade Commission notifications be required, they must be approved by Client prior to distribution. Client must review and approve the notification in a timely manner to meet any legally-imposed deadlines. In the event Products are received late or packaged improperly for shipment to Client’s customers, Client shall be responsible for all costs and expenses, at Innotrac’s retail prices, for expediting orders, repackaging Products or providing workarounds as deemed necessary by Innotrac. Client shall notify Innotrac promptly if any Products have been recalled by Client or any governmental authority or are defective in any manner.

Section 3.4. Forecasts.

Client will provide Innotrac with forecasts (“Forecasts”) for inbound and outbound activity (“Activity”) for each ninety (90) day period during the Term. Client will deliver each such forecast to Innotrac thirty (30) days before the beginning of the 90-day period to which it pertains. Forecasts will specify Activity on a daily basis or, alternatively, on a weekly basis to be converted by Innotrac to a daily basis, subject to Client approval

Both parties agree to participate in a weekly phone conference to discuss the upcoming week’s anticipated Forecast variance (the “Forecast Call”). During the Forecast Call or a reasonable time after the Forecast Call, Client may request that Innotrac utilize all those labor resources necessary, including overtime, to accommodate volumes above the Forecast and Innotrac will make best efforts to accommodate such a request. Should a downturn in volume be anticipated, Innotrac will make all reasonable efforts to adjust and/or downsize labor and staffing levels. . Innotrac makes no guarantees for service levels but does agree to make all reasonable and best efforts to provide adequate service levels based upon information provided by Client.

Section 3.5. Tax Matters.

Client agrees that it is solely responsible for the payment of any and all taxes of any and all taxing jurisdictions that may be imposed as a result of the sale, storage and/or distribution of Products under the terms of this Agreement. Client, prior to or promptly following the execution of this Agreement, shall provide Innotrac with a schedule setting forth the jurisdictions in which taxes are payable and the amount of rate of such taxes. Client further agrees that it will reimburse Innotrac for or indemnify Innotrac against ad valorem taxes on inventory stored in any of Innotrac’s facilities.

Section 3.6. Title and Insurance.

The Products are solely the products of Client. Title to the Products, whether such Products are in transit or stored in Innotrac’s facilities, shall at all times remain with Client until sold by Client in the ordinary course of business. Client agrees that it is solely responsible, at its own expense, for insuring the Products against loss and casualty however caused during the performance of the Service(s) under this Agreement, and Client’s insurance shall be primary to any insurance carried by Innotrac, if any. Client shall furnish to Innotrac Certificates of Coverage evidencing sufficient coverage no later than five (5) days prior to Innotrac’s initial receipt of Product. Client will also provide Innotrac with proof of workers’ compensation insurance annually.

Section 3.7. Indemnification.

Client shall indemnify, defend and hold Innotrac and its divisions, subsidiaries, and affiliates and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, liability, loss, damage or injury and costs and expenses (including reasonable attorneys’ fees, costs of any suit, and amounts paid in settlement of any such claims) (“Claims”) arising out of, relating to, or in connection with (a) the breach of any warranty, representation or covenant on the part of Client hereunder; (b) the performance or nonperformance of this Agreement by Client, and any negligent acts or omissions associated therewith; (c) the Services or the Products, including, without limitation, Claims for personal injury, death, property damage, environmental harm, product liability, or breach of warranty, (d) violations of any regulations, laws, ordinances, statues or rules applicable to the Products or Services, including without limitation FTC or FDA; (e) unpaid taxes, customs, or transportation charges; or (f) violations of any patent, trademark, copyright, trade secret or other intellectual property rights relating to the Services, the Products or Client’s marketing, labeling, sale or distribution of any of the Products. The foregoing indemnification shall not apply to any Claims resulting solely from the gross negligence or willful misconduct of Innotrac.

Section 3.8. Client Inventory and Payment..

(a)      Client hereby agrees to and acknowledges Innotrac’s rights under the Georgia Uniform Commercial Code, including Section 7-209. Client hereby further agrees and acknowledges that, pursuant to Section 7-209 of the Georgia Uniform Commercial Code, Innotrac also has a right to all of Client’s goods now or hereafter in the possession of Innotrac, and on the proceeds thereof, for charges and expenses in relation to other goods of Client (whenever such other goods were deposited with Innotrac) and for expenses necessary for preservation of such other goods or reasonably incurred in their sale pursuant to law. The Client hereby acknowledges that this Agreement and each invoice of Innotrac issued hereunder constitute “warehouse receipts” under Article 7 of the Georgia Uniform Commercial Code.

(b)      If the Client fails to pay all outstanding amounts due under this Agreement within 30 days after termination of this Agreement and demand for final payment by Innotrac, then Innotrac, at its option, may (but shall not have any obligation to) exercise any and all rights of a warehouse under and in accordance with the Georgia Uniform Commercial Code. Costs incurred by Innotrac in the sale of Products under this Section are the responsibility of Client and shall be deducted from the proceeds of such sale. Sale of Product under this Section does not relieve Client of its obligation to pay the full amount of the outstanding balance of any amounts due Innotrac under this Agreement or any other contract.

Section 3.9. Client Obligations Precedent to Innotrac Performance.

Innotrac’s performance of its obligations under this Agreement is contingent upon Client’s satisfactory completion of its precedent obligations that include provision of Products in sufficient quantity and quality to meet order and fulfillment demand, provision of accurate order data, shipping data, and other information necessary for Innotrac to provide the Services and the timely acceptance and approval of all documentation provided by Innotrac, and Client’s compliance with all other terms and conditions of this Agreement. Innotrac will confirm Client’s satisfactory completion of it obligations either in writing as set forth in Article VI or by e-mail communication. Client’s failure to satisfactorily complete any or all of the aforementioned precedent obligations causes Innotrac to incur expenses beyond those inherent in providing the Services, Client shall be liable for Innotrac’s hourly rates as set forth in the Special Projects section of Exhibit B for fulfillment and call center activities and in the Custom Programming section of Exhibit B for information technology activities, whichever shall apply.

Article IV
Publicity

Neither party shall advertise, disclose or otherwise publicize the terms of this Agreement or the Services without prior written consent of the other party, provided that the parties may, however, disclose the fact that they have entered into a business agreement with one another after the execution of the Statement of Work and its incorporation into this Agreement.

Article V
Term and Termination

Section 5.1. Term of Agreement.

The term of this Agreement shall commence on the Agreement Date and shall continue until the expiration of the Initial Term. Thereafter, this Agreement shall be automatically renewed for additional twelve (12) month periods (each such period being a “Renewal Term”) unless one party delivers written notice of non-renewal to the other party at least one hundred twenty (120) days before the last day of the initial term or Renewal Term then in effect.

Both Client and Innotrac reserve the right to cancel this Agreement, and will provide the other Party with ninety (90) days written notice, should either Party determine, in its sole discretion, that there is a significant change in business that materially alters the Party’s ability to perform under the terms of the Agreement.

Section 5.2. Default.

The occurrence of any of the following events shall constitute an “Event of Default” unless waived by the non-breaching party:

(a)     the failure of a party to observe or perform any of its material obligations in this Agreement or any of its obligations under the Confidentiality Agreement, including, but not limited to Client’s obligations of payment; or

(b)     any material representation made by a party in this Agreement shall prove to have been untrue in any respect when made.

  Section 5.3 Remedies.

Upon the occurrence of an Event of Default, the non-breaching party shall provide written notice to the breaching party of, and outlining the extent of, the Event of Default and providing (i) ten (10) days right of cure if the Event of Default is the nonpayment of monies; and (ii) thirty (30) days right of cure if the Event of Default is for reasons other than the nonpayment of monies (provided, however, said thirty (30) day cure period shall be extended at the discretion of the non-breaching party by an additional thirty (30) days if the breaching party has implemented efforts to cure the non-monetary breach in the initial thirty (30) day cure period and is diligently pursuing such cure in good faith). Should the Event of Default in the notice not be cured within the applicable cure period, then, in addition to all other rights and remedies at law or equity or otherwise, the non-breaching party may terminate this Agreement without any further obligation or liability whatsoever, except for Client’s obligations of full payment for Services provided as of the date of termination and the costs of shipping Product inventory to another location. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by either party effective upon ten (10) business days prior written notice to the other party in the event that the party so notified becomes the subject of any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or becomes or is declared insolvent.

Section 5.4. Return of Product Following Termination.

Upon termination of this Agreement and payment in full of all outstanding amounts due and payable to Innotrac hereunder (plus payment by Client in advance of all shipping costs), Innotrac shall, subject to its lien and other rights hereunder and at law, return all remaining Product to Client at Client’s expense, and shall provide Client an accounting of the remaining Product inventory. Until payment in full of all amounts due to Innotrac under this Agreement are received (plus payment by Client in advance of all shipping costs), Client agrees that Innotrac may retain the inventory of Products and that such inventory shall be subject to the lien of Innotrac pursuant to Section 3.8 above.

Article VI
Notices

Unless otherwise stated in this Agreement, all notices, consents, requests, and waivers required or permitted under this Agreement shall be given in writing, delivered personally or by Federal Express or facsimile (receipt confirmed), to the addresses and facsimile numbers set forth on the first page of this Agreement, with copy to the office of the General Counsel of Innotrac Corporation. Notices shall be deemed given upon receipt.

Article VII
Arbitration

The parties hereto will attempt in good faith to resolve any dispute, controversy or claim (“Dispute”) arising out of or relating to this Agreement promptly by negotiations first between the parties and then between senior executives of the Parties. In the event that such negotiations are unsuccessful, Disputes shall be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and the award rendered by the arbitrator (s) shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. Such arbitration shall be held in a location agreed upon by the parties or, if no location can be agreed upon, in a location selected by the arbitrator(s). Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The non-prevailing party shall pay all costs of the proceedings, including the fees and expenses of the arbitrator and the reasonable attorneys’ fees and expenses of the prevailing party, unless the arbitrator(s) determine(s) that there is not a prevailing party, in which event each party shall bear its own costs and to share equally the fees and expenses of the arbitrator(s). The foregoing dispute resolution procedures, however, do not apply to Disputes arising under or relating to the confidentiality and non-recruitment provisions in Article III above or the Confidentiality Agreement attached hereto and incorporated herein as Exhibit C, which may be brought in any court of competent jurisdiction.

Article VIII
Miscellaneous Provisions

Section 8.1. Governing Law.

This Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia (without regard to the choice of law principles thereof).

Section 8.2. Force Majeure.

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party due to causes beyond such party’s reasonable control, including but not limited to, acts of God, strikes or other labor disturbances, war, sabotage, casualty, embargo, flood, explosion, act of terrorism and responses thereto, and any other cause or causes, whether similar or dissimilar to those herein specified, which cannot be controlled by such party (each hereinafter called a “Condition”). If any Condition occurs, this Agreement shall be suspended for the duration of the Condition as to the affected Services, and the party affected by the delay may during such suspension buy or sell elsewhere services comparable to those to be obtained under this Agreement, and performance of this Agreement shall resume once the Condition ceases. Regardless of the occurrence of a Condition, neither party shall be relieved of the obligation to make payments to the other on account of Services provided, or for pricing adjustments pertaining to Services furnished, prior to the event constituting the Condition.

Section 8.3. Compliance with Laws.

Client and Innotrac shall comply with all federal, state and local laws and regulations applicable to the performance of their respective obligations under this Agreement.

Section 8.4. Severability.

If any provision of this Agreement is inconsistent or contrary to any applicable law, rule or regulation, then such provisions shall be deemed to be modified to the extent required to comply with such law, rule or regulation and as so modified, such provision and this Agreement shall continue in full force and effect.

Section 8.5. No Waiver.

The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by any party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement. Each payment provision of this Agreement shall survive the termination of this Agreement for any reason.

Section 8.6. Limitation on Assignment; Binding Effect.

This Agreement shall not be binding on either Party unless it is executed by a corporate officer having full power and authority to bind the Party. This Agreement may not be assigned by either Party (by contract or by operation of law) without the prior written consent of the other Party; provided, however, no consent shall be required for the merger, consolidation, or other business reorganization of any party with an entity affiliated with, controlling, controlled by or under common control with the assigning Party, provided that the proposed assignee is not a competitor or an affiliate of a competitor of the non-assigning party and so long as the obligations hereunder are assumed by the reorganized entity. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted assigns and successors.

Section 8.7. Entire Agreement.

All exhibits referenced in this Agreement and attached hereto are incorporated herein by this reference. This Agreement and the Confidentiality Agreement completely set forth the agreements between the parties and fully supersede all prior agreements, both written and oral, between the parties with respect to the matters set forth herein and in the Confidentiality Agreement. No terms of any purchase order, confirmation, invoice, or other document from a party (even though receipted for or executed on behalf of the other party) that are in addition to or inconsistent with the terms of this Agreement shall be effective with respect to the provision of Services hereunder absent the express written acceptance (other than on such document) signed by an authorized representative of such other party.

Section 8.8. Amendments.

This Agreement may only be amended or modified by written instrument expressly referencing this Agreement and executed by both parties.

Section 8.9. Nature of Relationship.

Innotrac and Client, in the performance of their obligations hereunder, are acting as independent contractors. No agency, partnership, joint venture or other employer-employee relationship, express or implied, is intended or created. Client and Innotrac are not, by reason of this Agreement, granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, or to bind the other party in any manner. All persons furnished by Innotrac shall be employees or agents of Innotrac and shall not be deemed to be employees of Client for any purpose whatsoever. Innotrac shall furnish, employ, and have exclusive control of all persons to be engaged in performing Services under this Agreement and shall prescribe and control the means and methods of performing such Services.

Section 8.10. Solicitation of Employees

Both parties agree, during the term of this Agreement and for a period of one (1) year after termination, not to solicit, recruit, or hire, either directly or indirectly, any employees of the other party who are directly involved in the Service(s) covered by this Agreement without prior written approval from the other party.

Section 8.11  Confidentiality

As a condition to Innotrac assuming any obligations hereunder, the parties have executed or shall execute simultaneously with this Agreement, Innotrac’s standard form of Confidentiality Agreement attached hereto and incorporated herein as Exhibit C.

Section 8.12. Attorneys’ Fees.

In the event of any proceeding or action between Innotrac and Client arising under or in connection with this Agreement, the prevailing party shall be entitled to recover its legal costs and expenses, including reasonable attorneys’ fees, and reasonable attorneys’ fees incurred in collection or enforcement of any judgment or award in favor of the prevailing party.

Section 8.13. No Grant of Rights.

Each party shall have and retain exclusive ownership of all intellectual property owned by it and nothing contained in this Agreement will be deemed to grant, either expressly or impliedly, any rights, licenses or interests in or to any intellectual property of the other party.

Section 8.14. Counterparts.

This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together shall constitute one and the same instrument.

Section 8.15 Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination of this Agreement shall survive termination, including without limitation, Articles II, III, V, VII, VIII and all Exhibits hereof.

Section 8.16. Headings.

The headings contained in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS THEREOF, this Service Agreement is executed by the parties as of the date first set forth above.

INNOTRAC CORPORATION		AEROGROW INTERNATIONAL, INC.

By:	/s/ Scott Dorfman	By:	/s/ Randy Seffren

Name:	Scott Dorfman	Name:	Randy Seffren

Title:	CEO	Title:	Chief Marketing Officer

EXHIBIT B

PRICING PROPOSAL SUMMARY

Innotrac is pleased to furnish pricing to AeroGrow International. The following assumptions apply:
Innotrac will begin implementation the second half of October with a launch date for the test group only of November 2005.
All pricing is based upon the program assumptions and characteristics provided to Innotrac by AeroGrow International.
Program Assumptions:
Number of SKUs
Dimensions and weights
Expected shipment volume
Shipment options: we will offer both standard and expedited shippingSpecial storage and handling requirements
Basic requirements:
AG order number
Recipient name and address
SKU(s) and quantities
Shipping priority (shipping priority rules will be set by AG in advance)
Pull one or two seed kits per the customer order, on a FIFO basis
Make the Piggy Back Seed kit box and ship the seed kit(s) with the base product. The Kitchen Garden box and Piggy Back Seed box will be strapped together for shipment or combined into one outer box, which ever is the most cost effective.
Scan the barcode lot numbers and item numbers of each shipment package at shipment time and associate them with the order number. Each package will have a) one label with 2 bar codes (lot number and SKU number) for the Kitchen Garden, and b) one or two labels for included seed kits, each label containing a lot number and a SKU number.
AG order number
Scanned SKU number(s)
Scanned lot number(s)
Date shipped
Shipped-via
Tracking number, if applicable
(We may also ask for confirmation of the ship-to name and address)
No data or order history is required to convert. This is a new program.
The project will first launch their product via DRTV in November of 2005.
Program Partners: Must be a provider already integrated with Innotrac.
Telemarketer - __________
Credit Card Processor - ___________
Media - _____________
Fulfillment and customer care will be provided from Innotrac’s Reno, Nevada facility.
Client will provide Innotrac will expected media spend two weeks in advance.

The Service Level Goals herein shall be effective between the parties commencing 90 days after go live. All service levels will be measured over a two week period.
Innotrac’s obligation to meet Service Level Goals is dependent upon Client’s actual volumes being within allowances as defined in Section 3.4 Forecasts of the Agreement.
Service levels may also be dictated by carrier holidays and/or pick-up and delivery schedules.
Business Day is defined as Monday through Friday excluding the day in which the following Holiday’s are recognized. Christmas, New Years Day, Memorial Day, Independence Day, Labor Day and Thanksgiving.

•	All complete error free orders will be shipped within two business days of receipt.
•	All returns will be processed within two business days of receipt.
•	All inbound product will be processed within one business day of receipt.
•	A 4 week freight deposit is required if using Innotrac carrier accounts.

The below pricing proposal is not final and/or complete until such time that all business rules, actual product and program requirements are confirmed between Innotrac and AeroGrow International.

START-UP FEE
Start-up Fee- Standard	$2,500 *
* this includes standard Innotrac systems offering. Enhancements will be done in a phased approach to be agreed upon by AeroGrow and Innotrac.
Shopping Cart	TBD
MONTHLY MINIMUM (BEGINNING THREE MONTHS AFTER GO LIVE)
Monthly Minimum	$2,500
ORDER PROCESSING
Electronic Order Receipt	$.08/order
Order Processing Fee	$.08/order
Continuity Order Release	$.08/order
Credit Card Processing	$.07/touchpoint
•	Touchpoint is a authorization attempt, debit attempt, etc.
Mail/Fax Orders Entry in CRMS	$1.25/order
Check Deposit	$.35 /check
Auto email Notification (shipment &order confirmation)	$.05 /email
Order Cancellation	$.19/order
FULFILLMENT FEES
Product Receipts	$25.00 per labor hour
Base AeroGrow Order*	$1.05/shipment of 1
First Additional Seed Kit *	$.18/unit
•	*(Including making box and combining with base order)
Second and Beyond Seed Kit inserted into Same Box	$.18/unit
Continuity Seed Kit	$.85/shipment of 1
Package Inserts- Generic	$.05 /insert
Returns	$1.35/returned unit*
•	*Processing of returns and appropriate disposition of product – Product refurbishment and all other re-stocking services will be performed on an hourly basis

Fulfillment Center Project Work	$25.00/labor hour
•
Projects charged at this rate include inspection of returned product for functionality, re-boxing / refurbishing of returned product, preparation of returned product to be sent to manufacturer or trash disposal, client requested physical inventory counts or other client requested projects

Pallet Storage	$8.00/pallet/month
Bin Storage	$2.45/bin/month
Climate Controlled for Seed Kits	TBD
Packaging Materials and Supplies	Cost plus 10%
•	Includes items such as boxes, bags, dunnage, pack slips, etc.
Retail Distribution- Work Orders	$25.00/labor hour
New SKU Set-Up	$3.50/SKU
CUSTOMER SERVICE
Per Minute Fee (talk time)	$.69 /minute
Call Disposition	$.69/minute
•	(if client requests posting to customer record after the call ends)
Toll Charge	$.03 /minute
•	Includes toll charge and T-1 usage fee’s
Outbound Calls	$28.00/labor hour
•	Includes labor, toll charge and T-1 usage fee’s
Form Letters (includes postage)	$.74 / letter
Customer Service Support	$25.00 /labor hour
•	Includes chargebacks, email, customer service white mail, customer call backs, customer service correspondence, etc.
Agent Training	$22.00 /labor hour
•	Includes initial and ongoing training on products
Curriculum Development	$55.00 /labor hour
INFORMATION TECHNOLOGY / ORDER PROCESSING
On-Line Reporting (3 concurrent users)	waived
Reporting	$85 / labor hour
Information Technology Projects (client requested projects)	$125 /labor hour
MISCELLANEOUS
Client Services / Account Management	See Below
•	Fulfillment pricing includes 4 hours per week of account management
Additional hourly support	$39.00 /labor hour
Travel and Out of Pocket Expense	At Cost
Special Projects	$25.00/labor hour
Overtime	$37.50/labor hour
POSTAGE/FREIGHT
PO Box Rental	At Published Rates
USPS First Class Postage	At Published Rates
Freight (if Innotrac Shipping Account)	4 Week Deposit
OTHER PRICING& ASSUMPTIONS
Services not specifically addressed above can be quoted upon request.
MISCELLANEOUS
Travel & Out of Pocket Expense	At Cost